Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued out report dated June 17, 2005 (except for Notes 6 and 19, as to which the date is June 30, 2005), accompanying the consolidated financial statements and schedule incorporated by reference in the Annual Report of Halifax Corporation and subsidiaries on Form 10-K for the year ended March 31, 2005. We consent to the incorporation by reference of said report in the Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Vienna, Virginia
March 27, 2006